EXHIBIT 99B

                    DEFINITIVE COPY OF NOTICE OF
                   ANNUAL MEETING OF SHAREHOLDERS
                  OF FIRST NATIONAL COMMUNITY BANK

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               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON MAY 21, 1997

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TO THE SHAREHOLDERS OF FIRST NATIONAL COMMUNITY BANK:

     Notice is hereby given that the Annual Meeting of Shareholders of First National Community Bank (the "Bank") will be held at 2:00 p.m., prevailing time, on Wednesday, May 21, 1997, at the Main Office of First National Community Bank, 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491, for the following purposes:

          1. To consider and act upon a proposal to approve and adopt the Plan of Reorganization and Plan of Merger dated as of March 12, 1997, providing, among other things, for the merger of the Bank and First National Community Interim Bank (the "Interim Bank"), a national banking association organized under the laws of the United States, a subsidiary of First National Community Bancorp, Inc. (the "Holding Company") and for the automatic conversion of each share of the Common Stock of the Bank into one (1) share of the Common Stock of the Holding Company;

          2. To elect eleven (11) Bank Directors to serve for a one year term; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Bank in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give notice to the Cashier of the Bank.

     Only those shareholders of record at the close of business on February 28, 1997, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1996, is being mailed to Shareholders on or about March 21, 1997. Additional copies of the Bank's Annual Report for the 1995 fiscal year and 1994 fiscal year may be obtained at no cost by contacting William S. Lance, Senior Vice President, First National Community Bank, 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491; telephone: (717) 346-7667.

     AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                              By Order of the Board of Directors,



                              J. David Lombardi, President and
                              CEO

April 22, 1997

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